Exhibit (a)(1)(E)

Form of Email Confirming Receipt of Election Form

From: AwardTraq Exchange

Subject: Your Option Exchange Elections

Hello [First Name],

Thank you for submitting your elections through the AwardTraq Option Exchange Portal.

You can review and/or revise your elections any time until April 3, 2023 at 4pm ET by clicking the following link: exchange.awardtraq.com.

For any questions, please contact hr@adctherapeutics.com.

This is an automatically generated email. Please do not respond to this email as this mailbox is not monitored.